UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2009

INGERSOLL-RAND PLC

(Exact Name of Registrant as Specified in Its Charter)

Ireland		98-0626632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170/175 Lakeview Dr.

Airside Business Park

Swords, Co. Dublin

Ireland

(Address of principal executive offices, including zip code)

+(353) (0) 18707400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Supplemental Indentures

On June 29, 2009, we entered into the Supplemental Indentures described below as part of the Reorganization (as defined in Item 8.01). Each of the Supplemental Indentures became effective at the Transaction Time (as defined in Item 8.01).

Supplemental Indenture to the 2008 Indenture: Ingersoll-Rand Global Holding Company Limited, a Bermuda company (“IR-Global”), Ingersoll-Rand Company Limited, a Bermuda company (“IR-Bermuda”), Ingersoll-Rand International Holding Limited, a Bermuda company (“IR-International”), Ingersoll-Rand plc, an Irish public limited company (“IR-Ireland”) and Wells Fargo Bank, N.A., as Trustee, entered into the Fourth Supplemental Indenture, dated as of June 29, 2009 (the “Supplemental Indenture to the 2008 Indenture”), to the Indenture dated as of August 12, 2008 (as supplemented to date, the “2008 Indenture”). Pursuant to the Supplemental Indenture to the 2008 Indenture, IR-International assumed the obligation of IR-Bermuda as the guarantor under the 2008 Indenture. In addition, IR-Ireland and IR-Bermuda fully and unconditionally guaranteed the payment obligations under the 2008 Indenture.

Supplemental Indenture to the 2005 Indenture: IR-Bermuda, Ingersoll-Rand Company, a New Jersey corporation (“IR-New Jersey”), IR-International, IR-Ireland and Wells Fargo Bank, N.A., as Trustee, entered into the First Supplemental Indenture, dated as of June 29, 2009 (the “Supplemental Indenture to the 2005 Indenture”), to the Indenture dated as of May 24, 2005 (the “2005 Indenture”). Pursuant to the Supplemental Indenture to the 2005 Indenture, IR-International assumed the obligations of IR-Bermuda as the issuer under the 2005 Indenture. In addition, IR-Ireland and IR-Bermuda fully and unconditionally guaranteed the payment obligations under the 2005 Indenture.

Supplemental Indenture to the 1986 Indenture: IR-New Jersey, IR-Ireland, IR-International and the Bank of New York Mellon, as Trustee, entered into the Fifth Supplemental Indenture, dated as of June 29, 2009 (the “Supplemental Indenture to the 1986 Indenture”), to the Indenture dated as of August 1, 1986 (as supplemented to date, the “1986 Indenture”). Pursuant to the Supplemental Indenture to the 1986 Indenture, IR-Ireland and IR-Bermuda fully and unconditionally guaranteed the payment obligations under the 1986 Indenture.

The Supplemental Indenture to the 2008 Indenture, Supplemental Indenture to the 2005 Indenture and Supplemental Indenture to the 1986 Indenture (collectively, the “Supplemental Indentures”) are filed as Exhibits 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference, and the forgoing summary of the Supplemental Indentures is qualified in its entirety by reference to such Exhibits to this Form 8-K.

Credit Facilities

Pursuant to the terms of the Credit Facilities (as defined below), at the Transaction Time, IR-Ireland and IR-International became guarantors to (i) our Credit Agreement dated as of June 27, 2008 among IR-Bermuda, IR-Global, J.P. Morgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc., The Bank of Tokyo Mitsubishi, Ltd., New York Branch, BNP Paribas and William Street LLC, as Documentation Agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, and certain lending institutions from time to time parties thereto (the “2008 Credit Facility”) and (ii) our Credit Agreement dated as of August 12, 2005, among IR-New Jersey and IR-Bermuda, the banks listed therein, and Citicorp USA, Inc., as Syndication Agent, and Bank of America, N.A., Deutsche Bank Securities Inc., The Bank of Tokyo-Mitsubishi, Ltd., New York Branch and UBS Securities LLC, as Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Lead Arrangers and Bookrunners (the “2005 Credit Facility” and, together with the 2008 Credit Facility, the “Credit Facilities”). In connection therewith, IR-Ireland and IR-International entered into Addenda on July 1, 2009 to become parties to the Credit Facilities. In addition, pursuant to the Addenda, IR-Ireland assumed all obligations of IR-Bermuda under the Credit Facilities as the new parent company of the Ingersoll Rand group.

The Addenda of each of IR-Ireland and IR-International to each Credit Facility are filed herein as Exhibits 10.1, 10.2, 10.3 and 10.4, and are incorporated into this Item 1.01 by reference, and the forgoing summary of such Addenda is qualified in its entirety by reference to such Exhibits to this Form 8-K.

Deed Poll Indemnities

On July 1, 2009, each of IR-Ireland and IR-Bermuda entered into a deed poll indemnity (each, a “Deed Poll Indemnity”), each of which is attached hereto as Exhibit 10.5 and Exhibit 10.6, respectively, as to each of the directors, secretary and officers and senior executives (as may be determined by the board of directors of IR-Ireland from time to time) of IR-Ireland, as well as with individuals serving as a director, officer or some other function of IR-Ireland’s subsidiaries (the “Indemnitees”), providing for the indemnification of, and advancement of expenses to, such persons, to the fullest extent permitted by law. Each Deed Poll Indemnity became effective at the Transaction Time.

Each Deed Poll Indemnity is incorporated into this Item 1.01 by reference, and the foregoing summary of each Deed Poll Indemnity is qualified in its entirety by reference to Exhibit 10.5 and 10.6, respectively.

Assumption and Amendment of Equity Incentive Plans

In connection with the Transaction, effective as of the Transaction Time, IR-Ireland assumed the existing obligations of IR-Bermuda under certain equity incentive plans and other similar employee award plans of the Ingersoll Rand group (collectively, the “Plans”), including all awards issued thereunder. Furthermore, the Plans have been or will be amended by IR-Bermuda to provide (1) that shares of IR-Ireland will be issued, held available or used to measure benefits as appropriate under the Plans, in lieu of shares of IR-Bermuda, including upon exercise of any options or share appreciation rights or upon the vesting of restricted stock units or performance units issued under those Plans; and (2) for the appropriate substitution of IR-Ireland for IR-Bermuda in those Plans.

Copies of each Plan (or amendments thereto), which have been amended to reflect the Transaction, are filed herewith as Exhibits 10.7 through 10.26 (inclusive), respectively, and incorporated into this Item 1.01 by reference, and the foregoing summary of the amended Plans is qualified in its entirety by reference to such Exhibits to this Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions of the Supplemental Indentures and the Addenda to our Credit Facilities under Item 1.01 are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

At the Transaction Time, pursuant to the Transaction (as defined in Item 8.01), each holder of IR-Bermuda Class A common shares immediately before the Transaction was effected received ordinary shares of IR-Ireland on a one-for-one basis in exchange for their IR-Bermuda Class A common shares (or, in the case of fractional shares of IR-Bermuda Class A common shares, if any, cash for such fractional shares in lieu of fractional ordinary shares of IR-Ireland).

At the Transaction Time, IR-Ireland issued approximately 319,166,000 IR-Ireland ordinary shares to the holders of IR-Bermuda Class A common shares immediately prior to the Transaction Time. The terms and conditions of the issuance and exchange of the securities were approved by the Supreme Court of Bermuda, after a hearing upon the fairness of such terms and conditions at which all IR-Bermuda shareholders had a right to appear and of which adequate notice had been given. The issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 3(a)(10) of the Securities Act.

The description of the Transaction under Item 8.01 is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

The information included under Item 5.03 and Item 8.01 is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.

The description of the Transaction under Item 8.01 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Transaction Time, the directors, the secretary and executive officers of IR-Bermuda immediately prior to such time became the directors, the secretary and officers and senior executives of IR-Ireland. IR-Ireland’s memorandum and articles of association provide for a single class of directors and IR-Ireland’s directors will be subject to reelection at the 2010 annual general meeting of IR-Ireland.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Transaction Time, the Class A common shareholders of IR-Bermuda became ordinary shareholders of IR-Ireland and IR-Ireland became the parent company of the Ingersoll Rand group. As a result, at the Transaction Time, the memorandum and articles of association of IR-Ireland as in effect at that time became the documents governing the parent company of the Ingersoll Rand group and the rights of the shareholders of Ingersoll-Rand. The description of IR-Ireland’s memorandum and articles of association under Item 8.01 is incorporated herein by reference. The complete text of the memorandum and articles of association of IR-Ireland are filed as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The summary of IR-Ireland’s memorandum and articles of association is qualified in its entirety by reference to Exhibits 3.1 and 3.2, respectively.

Item 8.01	Other Events.

At 12:01 a.m. on July 1, 2009 (the “Transaction Time”), the scheme of arrangement under Bermuda law (the “Scheme of Arrangement”) to effect the transaction (the “Transaction”) pursuant to which the jurisdiction of incorporation of our parent company was changed from Bermuda to Ireland became effective. The Transaction involved several steps. On April 1, 2009, IR-Bermuda formed IR-Ireland as a direct subsidiary. On April 20, 2009, IR-Bermuda petitioned the Supreme Court of Bermuda to order the calling of a meeting of IR-Bermuda Class A common shareholders to approve the Scheme of Arrangement. On April 23, 2009, the Supreme Court of Bermuda ordered IR-Bermuda to seek shareholder approval of the Scheme of Arrangement. IR-Bermuda held the special court-ordered meeting to approve the Scheme of Arrangement on June 3, 2009 and received the requisite shareholder approvals and, on June 11, 2009, the Supreme Court of Bermuda approved the Scheme of Arrangement. On June 30, 2009, IR-Bermuda filed the court approval with the Bermuda Registrar of Companies.

At the Transaction Time, the following steps effectively occurred simultaneously:

1.	all fractional shares of IR-Bermuda held of record, if any, were cancelled and IR-Bermuda paid to each holder of fractional shares that have been cancelled an amount based on the average of the high and low trading prices of the IR-Bermuda Class A common shares on the NYSE on June 29, 2009;

2.	all previously outstanding whole Class A common shares of IR-Bermuda were cancelled;

3.	IR-Bermuda issued to IR-Ireland a number of Class A common shares that is equal to the number of IR-Ireland ordinary shares issued by IR-Ireland as described in paragraph 4 below;

4.	IR-Ireland issued ordinary shares on a one-for-one basis to the holders of whole IR-Bermuda Class A common shares that have been cancelled; and

5.	all previously outstanding ordinary shares of IR-Ireland, which prior to the Transaction Time were held by IR-Bermuda and its nominees, were acquired by IR-Ireland and cancelled for no consideration, in accordance with a resolution passed by IR-Bermuda and such nominees.

As a result of the Transaction, the Class A common shareholders of IR-Bermuda became ordinary shareholders of IR-Ireland and IR-Bermuda became a wholly-owned subsidiary of IR-Ireland.

On July 1, 2009, IR-Ireland issued a press release announcing the completion of the Transaction. The press release is attached as Exhibit 99.1.

Prior to the Transaction, the IR-Bermuda Class A common shares were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed on the NYSE under the symbol “IR.” In connection with the Transaction, IR-Bermuda requested that the NYSE file with the Securities and Exchange Commission (“Commission”) a Form 25 to remove the IR-Bermuda Class A common shares from listing on the NYSE. IR-Bermuda expects to file a Form 15 with the Commission to terminate the registration of the IR-Bermuda Class A common shares and suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Pursuant to Rule 12g-3(a) promulgated under the Exchange Act, the IR-Ireland ordinary shares are deemed registered under Section 12(b) of the Exchange Act. The IR-Ireland ordinary shares were approved for listing on the NYSE and will begin trading under the symbol “IR,” the same symbol under which the IR-Ireland Class A common shares previously traded, on July 1, 2009. The CUSIP number of the ordinary shares of IR-Ireland is G47791 101.

Set forth below is a description of the share capital of IR-Ireland.

DESCRIPTION OF IR-IRELAND SHARE CAPITAL

The following description of IR-Ireland’s share capital is a summary. This summary is not complete and is subject to the complete text of IR-Ireland’s memorandum and articles of association attached as Exhibits 3.1 and 3.2, respectively, and to the Irish Companies Acts 1963-2006 (the “Irish Companies Acts”). We encourage you to read those laws and documents carefully.

Capital Structure

Authorized Share Capital. The authorized share capital of IR-Ireland is €40,000 and US$1,175,010,000 divided into 40,000 ordinary shares with a nominal value of €1 per share, 1,175,000,000 ordinary shares with a nominal value of US$1.00 per share and 10,000,000 preferred shares with a nominal value of US$0.001 per share.

IR-Ireland may issue shares subject to the maximum prescribed by its authorized share capital contained in its memorandum of association.

As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. Because of this requirement of Irish law, the articles of association of IR-Ireland authorize the board of directors of IR-Ireland to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of IR-Ireland’s incorporation.

The authorized share capital may be increased or reduced by way of an ordinary resolution of IR-Ireland’s shareholders. The shares comprising the authorized share capital of IR-Ireland may be divided into shares of such par value as the resolution shall prescribe.

The rights and restrictions to which the ordinary shares will be subject will be prescribed in IR-Ireland’s articles of association. IR-Ireland’s articles of association entitle the board of directors, without shareholder approval, to determine the terms of the preferred shares issued by IR-Ireland. The IR-Ireland board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of that class or series or shares, to provide from time to time for the issuance of other classes or series of preferred shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Irish law does not recognize fractional shares held of record; accordingly, IR-Ireland’s articles of association do not provide for the issuance of fractional shares of IR-Ireland, and the official Irish register of IR-Ireland will not reflect any fractional shares.

Issued Share Capital. Immediately prior to the Transaction, the issued share capital of IR-Ireland was €40,000, comprised of 40,000 ordinary shares with a par value of €1 per share (the “Euro Share Capital”). In connection with the consummation of the Transaction, the Euro Share Capital was acquired by IR-Ireland and was then cancelled by IR-Ireland. At the Transaction Time, IR-Ireland then issued approximately 319,166,000 ordinary shares with a par value of $1.00 each to the holders of IR-Bermuda Class A common shares immediately prior to the Transaction Time. All shares issued on completion of the Transaction were issued as fully paid up.

Pre-emption Rights, Share Warrants and Share Options

Certain statutory pre-emption rights apply automatically in favor of IR-Ireland’s shareholders where shares in IR-Ireland are to be issued for cash. However, IR-Ireland has opted out of these pre-emption rights in its articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of the shareholders, IR-Ireland’s articles of association provide that this opt-out must be so renewed. A special resolution requires not less than 75% of the votes of IR-Ireland’s shareholders cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of IR-Ireland pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).

The articles of association of IR-Ireland provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which IR-Ireland is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. The board may issue shares upon exercise of warrants or options without shareholder approval or authorization.

IR-Ireland is subject to the rules of the NYSE that require shareholder approval of certain share issuances.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of IR-Ireland less accumulated realized losses of IR-Ireland. In addition, no distribution or dividend may be made unless the net assets of IR-Ireland are equal to, or in excess of, the aggregate of IR-Ireland’s called up share capital plus undistributable reserves and the distribution does not reduce IR-Ireland’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which IR-Ireland’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed IR-Ireland’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not IR-Ireland has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of IR-Ireland. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Acts, which give a “true and fair view” of IR-Ireland’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Although our shareholders have approved the creation of distributable reserves, IR-Ireland will not have any distributable reserves until the creation of such distributable reserves is approved by the Irish High Court. We are currently taking steps to receive the approval from the Irish High Court. Although we are not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court and there is no guarantee that such approval will be forthcoming. Even if the Irish High Court does approve the creation of distributable reserves, it may take substantially longer than we anticipate.

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the articles of association of IR-Ireland. IR-Ireland’s articles of association authorize the directors to declare such dividends as appear justified from the profits of IR-Ireland without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.

The directors of IR-Ireland may deduct from any dividend payable to any member all sums of money (if any) payable by such member to IR-Ireland in relation to the shares of IR-Ireland.

The directors of IR-Ireland are also entitled to issue shares with preferred rights to participate in dividends declared by IR-Ireland. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

Share Repurchases, Redemptions and Conversions

Overview

Article 3(d) of IR-Ireland’s articles of association provides that any ordinary share which IR-Ireland has acquired or agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by IR-Ireland will technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions by IR-Ireland” If the articles of association of IR-Ireland did not contain Article 3(d), repurchases by IR-Ireland would be subject to many of the same rules that apply to purchases of IR-Ireland shares by subsidiaries described below under “—Purchases by Subsidiaries of IR-Ireland,” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, when we refer elsewhere in this Form 8-K to repurchasing or buying back ordinary shares of IR-Ireland, we are referring to the redemption of ordinary shares by IR-Ireland pursuant to Article 3(d) of the articles of association or the purchase of ordinary shares of IR-Ireland by a subsidiary of IR-Ireland, in each case in accordance with the IR-Ireland articles of association and Irish company law as described below.

Repurchases and Redemptions by IR-Ireland

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “—Dividends”) or the proceeds of a new issue of shares for that purpose. Although IR-Ireland currently does not have any distributable reserves, we are taking steps to create such distributable reserves. Please see “—Dividends.” The issue of redeemable shares may only be made by IR-Ireland where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of IR-Ireland. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Shareholder approval will not be required to redeem IR-Ireland shares.

The board of directors of IR-Ireland will also be entitled to issue preferred shares which may be redeemed at the option of either IR-Ireland or the shareholder, depending on the terms of such preferred shares. Please see “—Capital Structure—Authorized Share Capital” above for additional information on redeemable shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by IR-Ireland at any time must not exceed 10% of the nominal value of the issued share capital of IR-Ireland. While IR-Ireland holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by IR-Ireland or re-issued subject to certain conditions.

Purchases by Subsidiaries of IR-Ireland

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase shares of IR-Ireland either on-market or off-market. A general authority of the shareholders of IR-Ireland is required to allow a subsidiary of IR-Ireland to make on-market purchases of IR-Ireland shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of IR-Ireland shares is required. We expect that IR-Ireland will seek such general authority, which must expire no later than 18 months after the date on which it was granted, at the first annual general meeting of IR-Ireland in 2010 and at subsequent annual general meetings. In order for a subsidiary of IR-Ireland to make an on-market purchase of IR-Ireland’s shares, such shares must be purchased on a “recognized stock exchange.” The NYSE, on which the shares of IR-Ireland are listed, is not currently specified as a recognized stock exchange for this purpose by Irish company law. We understand, however, that it is likely that the Irish authorities will take appropriate steps in the near future to add the NYSE to the list of recognized stock exchanges. For an off-market purchase by a subsidiary of IR-Ireland, the proposed purchase contract must be authorized by special resolution of the shareholders of IR-Ireland before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of IR-Ireland.

The number of shares held by the subsidiaries of IR-Ireland at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of IR-Ireland. While a subsidiary holds shares of IR-Ireland, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares IR-Ireland by a subsidiary must be funded out of distributable reserves of the subsidiary.

Existing Share Repurchase Program

The board of directors of IR-Bermuda has previously authorized a program to repurchase up to $4 billion of its Class A common shares. The board of directors of IR-Ireland elected to continue IR-Bermuda’s share repurchase program. As a result, IR-Ireland and its subsidiaries are authorized to purchase shares up to an aggregate amount not to exceed $2 billion.

As noted above, because repurchases of IR-Ireland shares by IR-Ireland will technically be effected as a redemption of those shares pursuant to Article 3(d) of the articles of association, such repurchases may be made whether or not the NYSE is a “recognized stock exchange” and shareholder approval for such repurchases will not be required.

However, because purchases of IR-Ireland shares by subsidiaries of IR-Ireland may be made only on a “recognized stock exchange” and only if the required shareholder approval has been obtained, we expect that the shareholder authorization for purchases by subsidiaries of IR-Ireland described above will be effective as of the date on which the NYSE becomes a recognized stock exchange for this purpose. This authorization will lapse on the date of the 2010 annual general meeting of IR-Ireland, at which time we expect that we would seek shareholder approval to renew this authorization.

Bonus Shares

Under IR-Ireland’s articles of association, the board may resolve to capitalize any amount credited to any reserve or fund available for distribution or the share premium account of IR-Ireland for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Consolidation and Division; Subdivision

Under its articles of association, IR-Ireland may by ordinary resolution consolidate and divide all or any of its share capital into shares of larger par value than its existing shares or subdivide its shares into smaller amounts than is fixed by its articles of association.

Reduction of Share Capital

IR-Ireland may, by ordinary resolution, reduce its authorized share capital in any way. IR-Ireland also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any way. The distributable reserves proposal discussed above in “—Dividends” involves a reduction of share capital, namely the share premium account of IR-Ireland, for purposes of Irish law.

General Meetings of Shareholders

IR-Ireland will be required to hold an annual general meeting within eighteen months of incorporation and at intervals of no more than fifteen months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting, no more than nine months after IR-Ireland’s fiscal year-end. The first annual general meeting of IR-Ireland may be held outside Ireland. Thereafter, any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Because of the fifteen-month requirement described in this paragraph, IR-Ireland’s articles of association include a provision reflecting this requirement of Irish law. At any annual general meeting, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the board or (b) by any member entitled to vote at such meeting who complies with the procedures set forth in the articles of association.

Extraordinary general meetings of IR-Ireland may be convened by (i) the chairman of the board of directors, (ii) the board of directors, (iii) on requisition of the shareholders holding not less than 10% of the paid up share capital of IR-Ireland carrying voting rights or (iv) on requisition of IR-Ireland’s auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of IR-Ireland as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

Notice of a general meeting must be given to all shareholders of IR-Ireland and to the auditors of IR-Ireland. The articles of association of IR-Ireland provide that the maximum notice period is 60 days. The minimum notice periods are 21 days’ notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. Because of the 21-day and 14-day requirements described in this paragraph, IR-Ireland’s articles of association include provisions reflecting these requirements of Irish law.

In the case of an extraordinary general meeting convened by shareholders of IR-Ireland, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of IR-Ireland’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office.

Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at an annual general meeting and serve for one year terms. Any nominee for director who does not receive a majority of the votes cast is not elected to the board. However, because Irish law requires a minimum of two directors at all times, in the event that an election results in no director being elected, each of the two nominees receiving the greatest number of votes in favor of his or her election shall hold office until his or her successor shall be elected. In the event that an election results in only one director being elected, that director shall be elected and shall serve for a one year term, and the nominee receiving the greatest number of votes in favor of their election shall hold office until his or her successor shall be elected.

If the directors become aware that the net assets of IR-Ireland are half or less of the amount of IR-Ireland’s called-up share capital, the directors of IR-Ireland must convene an extraordinary general meeting of IR-Ireland’s shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Voting

Where a poll is demanded at a general meeting, every shareholder shall have one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights on a poll may be exercised by shareholders registered in IR-Ireland’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by IR-Ireland’s articles of association. The articles of association of IR-Ireland permit the appointment of proxies by the shareholders to be notified to IR-Ireland electronically.

IR-Ireland’s articles of association provide that all resolutions shall be decided by a show of hands unless a poll is demanded by the Chairman, by at least three shareholders as of the record date for the meeting or by any shareholder or shareholders holding not less than 10% of the total voting rights of IR-Ireland as of the record date for the meeting. Each IR-Ireland ordinary shareholder of record as of the record date for the meeting has one vote at a general meeting on a show of hands.

In accordance with the articles of association of IR-Ireland, the directors of IR-Ireland may from time to time cause IR-Ireland to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preferred shares).

Treasury shares will not be entitled to vote at general meetings of shareholders.

Irish company law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast of IR-Ireland’s shareholders at a general meeting. This may be contrasted with “ordinary resolutions,” which require a simple majority of the votes of IR-Ireland’s shareholders cast at a general meeting. Examples of matters requiring special resolutions include:

•	Amending the objects of IR-Ireland;

•	Amending the articles of association of IR-Ireland;

•	Approving the change of name of IR-Ireland;

•	Authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	Opting out of pre-emption rights on the issuance of new shares;

•	Re-registration of IR-Ireland from a public limited company as a private company;

•	Variation of class rights attaching to classes of shares;

•	Purchase of own shares off-market;

•	The reduction of share capital;

•	Resolving that IR-Ireland be wound up by the Irish courts;

•	Resolving in favor of a shareholders’ voluntary winding-up;

•	Re-designation of shares into different share classes; and

•	Setting the re-issue price of treasury shares.

A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of: (1) 75% of the voting shareholders by value; and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme.

Variation of Rights Attaching to a Class or Series of Shares

Variation of all or any special rights attached to any class or series of shares of IR-Ireland is addressed in the articles of association of IR-Ireland as well as the Irish Companies Acts. Any variation of class rights attaching to the issued shares of IR-Ireland must be approved by a special resolution of the shareholders of the class or series affected.

Quorum for General Meetings

The presence, in person or by proxy, of the holders of a majority of the IR-Ireland ordinary shares outstanding constitutes a quorum for the conduct of business. No business may take place at a general meeting of IR-Ireland if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in the articles of association of IR-Ireland. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum in respect of the proposals.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of IR-Ireland and any act of the Irish government which alters the memorandum of association of IR-Ireland; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of IR-Ireland; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by IR-Ireland; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of a subsidiary company of IR-Ireland which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of IR-Ireland will also have the right to inspect all books, records and vouchers of IR-Ireland. The auditors’ report must be circulated to the shareholders with audited consolidated annual financial statements of IR-Ireland prepared in accordance with International Financial Reporting Standards 21 days before the annual general meeting and must be read to the shareholders at IR-Ireland’s annual general meeting.

Acquisitions

There are a number of mechanisms for acquiring an Irish public limited company, including:

(a)	a court-approved scheme of arrangement under the Irish Companies Acts. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of: (1) 75% of the voting shareholders by value; and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme;

(b)	through a tender offer by a third party for all of the shares of IR-Ireland. Where the holders of 80% or more of IR-Ireland’s shares have accepted an offer for their shares in IR-Ireland, the remaining shareholders may be statutorily required to also transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of IR-Ireland were listed on the Irish Stock Exchange or another regulated stock exchange in the European Union (the “EU”), this threshold would be increased to 90%; and

(c)	it is also possible for IR-Ireland to be acquired by way of a merger with an EU-incorporated public company under the EU Cross Border Merger Directive 2005/56. Such a merger must be approved by a special resolution. If IR-Ireland is being merged with another EU public company under the EU Cross Border Merger Directive 2005/56 and the consideration payable to IR-Ireland’s shareholders is not all in the form of cash, IR-Ireland’s shareholders may be entitled to require their shares to be acquired at fair value.

Under Irish law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. However, IR-Ireland’s articles of association provide that the affirmative vote of the holders of a majority of the outstanding voting shares on the relevant record date is required to approve a sale, lease or exchange of all or substantially all of its property or assets.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have appraisal rights. Under the EC (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company and a company incorporated in the European Economic Area, a shareholder (a) who voted against the special resolution approving the merger or (b) of a company in which 90% of the shares is held by the other company the party to the merger of the transferor company has the right to request that the company acquire its shares for cash.

Disclosure of Interests in Shares

Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of the shares of an Irish public limited company. A shareholder of IR-Ireland must therefore make such a notification to IR-Ireland if as a result of a transaction the shareholder will be interested in 5% or more of the shares of IR-Ireland; or if as a result of a transaction a shareholder who was interested in more than 5% of the shares of IR-Ireland ceases to be so interested. Where a shareholder is interested in more than 5% of the shares of IR-Ireland, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to IR-Ireland. The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of IR-Ireland’s share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures should be notified to IR-Ireland within 5 business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any shares in IR-Ireland concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, IR-Ireland, under the Irish Companies Acts, may by notice in writing require a person whom IR-Ireland knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in IR-Ireland’s relevant share capital to: (a) indicate whether or not it is the case, and (b) where such person holds or has during that time held an interest in the shares of IR-Ireland, to give such further information as may be required by IR-Ireland including particulars of such person’s own past or present interests in shares of IR-Ireland. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by IR-Ireland on a person who is or was interested in shares of IR-Ireland and that person fails to give IR-Ireland any information required within the reasonable time specified, IR-Ireland may apply to court for an order directing that the affected shares be subject to certain restrictions. Under the Irish Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

(a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b)	no voting rights shall be exercisable in respect of those shares;

(c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment shall be made of any sums due from IR-Ireland on those shares, whether in respect of capital or otherwise.

Where the shares in IR-Ireland are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Anti-Takeover Provisions

Business Combinations with Interested Shareholders

As provided in IR-Ireland’s articles of association, the affirmative vote of the holders of 80% of the shares then in issue of all classes of shares entitled to vote considered for purposes of this provision as one class, is required for IR-Ireland to engage in any “business combination” with any interested shareholder (generally, a 10% or greater shareholder), provided that the above vote requirement does not apply to:

•	any business combination with an interested shareholder that has been approved by the board of directors; or

•

any agreement for the amalgamation, merger or consolidation of any of IR-Ireland’s subsidiaries with IR-Ireland or with another of IR-Ireland’s subsidiaries if (1) the relevant provisions of IR-Ireland’s articles of association will not be changed or otherwise affected by or by virtue of the amalgamation, merger or consolidation and (2) the holders of greater than 50% of the voting power of IR-Ireland or the subsidiary, as appropriate, immediately prior to the amalgamation, merger or consolidation continue to hold greater than 50% of the voting power of the amalgamated company immediately following the amalgamation, merger or consolidation.

IR-Ireland’s articles of association provide that “business combination” means:

•

any amalgamation, merger or consolidation of IR-Ireland or one of IR-Ireland’s subsidiaries with an interested shareholder or with any person that is, or would be after such amalgamation, merger or consolidation, an affiliate or associate of an interested shareholder;

•

any transfer or other disposition to or with an interested shareholder or any affiliate or associate of an interested shareholder of all or any material part of the assets IR-Ireland or one of IR-Ireland’s subsidiaries; and

•

any issuance or transfer of IR-Ireland’s shares upon conversion of or in exchange for the securities or assets of any interested shareholder, or with any company that is, or would be after such merger or consolidation, an affiliate or associate of an interested shareholder.

Irish Takeover Rules and Substantial Acquisition Rules

A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of IR-Ireland will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•

in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

•

the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities as regards the offer it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	false markets in the securities of the target company or any other company concerned by the offer must not be created;

•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

•

a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

•

a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties to shares carrying 30% or more of the voting rights in IR-Ireland, the acquirer and, depending on the circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make a cash offer for the outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in IR-Ireland if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a twelve-month period. A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to this rule.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire ordinary shares of IR-Ireland within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for IR-Ireland ordinary shares by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired ordinary shares of IR-Ireland (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of IR-Ireland or (ii) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per IR-Ireland ordinary share shall be not less than the highest price paid by the bidder or its concert parties during, in the case of (i), the period of 12 months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of IR-Ireland in the 12 month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of IR-Ireland. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of IR-Ireland is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of IR-Ireland and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, the board of directors of IR-Ireland is not permitted to take any action which might frustrate an offer for the shares of IR-Ireland once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(a)	the action is approved by IR-Ireland’s shareholders at a general meeting; or

(b)	with the consent of the Irish Takeover Panel where:

(i)	the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;

(ii)	the holders of 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	in accordance with a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

For other provisions that could be considered to have an anti-takeover effect, please see above at “—Pre-emption Rights, Share Warrants and Share Options” and “—Disclosure of Interests in Shares,” in addition to “—Corporate Governance” below.

Corporate Governance

The articles of association of IR-Ireland allocate authority over the management of IR-Ireland to the board of directors. The board of directors may then delegate management of IR-Ireland to committees of the board, executives or to a management team, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of IR-Ireland. IR-Ireland currently has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Finance Committee. IR-Ireland has also adopted the Corporate Governance Guidelines of IR-Bermuda.

Legal Name; Formation; Fiscal Year; Registered Office

The legal and commercial name of the newly formed Irish company is Ingersoll-Rand public limited company. IR-Ireland was incorporated in Ireland, as a public limited company on April 1, 2009 with company registration number 469272. IR-Ireland’s fiscal year ends on December 31 and IR-Ireland’s registered address is 170/175 Lakeview Dr., Airside Business Park, Swords, Co. Dublin, Ireland.

Duration; Dissolution; Rights upon Liquidation

IR-Ireland’s duration will be unlimited. IR-Ireland may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’ voluntary winding up, the consent of not less than 75% of the shareholders of IR-Ireland is required. IR-Ireland may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where IR-Ireland has failed to file certain returns.

The rights of the shareholders to a return of IR-Ireland’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in IR-Ireland’s articles of association or the terms of any preferred shares issued by the directors of IR-Ireland from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of IR-Ireland. If the articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities or any creditors, the assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. IR-Ireland’s articles of association provide that the ordinary shareholders of IR-Ireland are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Uncertificated Shares

Holders of ordinary shares of IR-Ireland will not have the right to require IR-Ireland to issue certificates for their shares. IR-Ireland will only issue uncertificated ordinary shares.

Stock Exchange Listing

The IR-Ireland ordinary shares are listed on the NYSE under the symbol “IR.” We do not plan for IR-Ireland’s ordinary shares to be listed on the Irish Stock Exchange at the present time.

No Sinking Fund

The ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

All of our issued ordinary shares are duly and validly issued and fully paid.

Transfer and Registration of Shares

IR-Ireland’s share register will be maintained by its transfer agent. Registration in this share register will be determinative of membership in IR-Ireland. A shareholder of IR-Ireland who holds shares beneficially will not be the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee will be the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in IR-Ireland’s official share register, as the depository or other nominee will remain the record holder of such shares.

A written instrument of transfer is required under Irish law in order to register on IR-Ireland’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on IR-Ireland’s official Irish share register.

We currently intend to pay (or cause one of our affiliates to pay) stamp duty in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who holds the acquired shares beneficially. In other cases IR-Ireland may, in its absolute discretion, pay (or cause one of its affiliates to pay) any stamp duty. IR-Ireland’s articles of association provide that, in the event of any such payment, IR-Ireland (i) may seek reimbursement from the transferor or transferee (at our discretion), (ii) may set-off the amount of the stamp duty against future dividends payable to the transferor or transferee (at our discretion), and (iii) will have a lien against the IR-Ireland shares on which we have paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in IR-Ireland shares has been paid unless one or both of such parties is otherwise notified by us.

IR-Ireland’s articles of association delegate to IR-Ireland’s secretary the authority to execute an instrument of transfer on behalf of a transferring party. In order to help ensure that the official share register is regularly updated to reflect trading of IR-Ireland shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with such transfer and that we will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from IR-Ireland for this purpose) or request that IR-Ireland execute an instrument of transfer on behalf of the transferring party in a form determined by IR-Ireland. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to IR-Ireland’s transfer agent, the transferee will be registered as the legal owner of the relevant shares on IR-Ireland’s official Irish share register (subject to the matters described below).

The directors of IR-Ireland have general discretion to decline to register an instrument of transfer unless the transfer is in respect of one class of share only.

The registration of transfers may be suspended by the directors at such times and for such period, not exceeding in the whole 30 days in each year, as the directors may from time to time determine.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

3.1	Memorandum of Association of Ingersoll-Rand plc, an Irish public limited company.

3.2	Articles of Association of Ingersoll-Rand plc, an Irish public limited company.

3.3	Certificate of Incorporation of Ingersoll-Rand plc, an Irish public limited company.

4.1	Fourth Supplemental Indenture, dated as of June 29, 2009, among Ingersoll-Rand Global Holding Company Limited, a Bermuda exempted company, Ingersoll-Rand Company Limited, a Bermuda exempted company, Ingersoll-Rand International Holding Limited, a Bermuda exempted company, Ingersoll-Rand plc, an Irish public limited company, and Wells Fargo Bank, N.A., as Trustee, to the Indenture dated as of August 12, 2008.

4.2	First Supplemental Indenture, dated as of June 29, 2009, among Ingersoll-Rand Company Limited, a Bermuda exempted company, Ingersoll-Rand Company, a New Jersey corporation, Ingersoll-Rand International Holding Limited, a Bermuda exempted company, Ingersoll-Rand plc, an Irish public limited company, and Wells Fargo Bank, N.A., as Trustee, to the Indenture dated as of May 24, 2005.

4.3	Fifth Supplemental Indenture, dated as of June 29, 2009, among Ingersoll-Rand Company, a New Jersey corporation, Ingersoll-Rand plc, an Irish public limited company, Ingersoll-Rand International Holding Limited, a Bermuda exempted company, and The Bank of New York Mellon, as Trustee, to the Indenture dated as of August 1, 1986.

Exhibit Number	Description

10.1	Addendum, dated as of July 1, 2009, between Ingersoll-Rand plc and JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, to the Credit Agreement dated as of June 27, 2008.

10.2	Addendum, dated as of July 1, 2009, between Ingersoll-Rand plc and JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, to the Credit Agreement dated as of August 12, 2005.

10.3	Addendum, dated as of July 1, 2009, between Ingersoll-Rand International Holding Limited and JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, to the Credit Agreement dated as of June 27, 2008.

10.4	Addendum, dated as of July 1, 2009, between Ingersoll-Rand International Holding Limited and JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, to the Credit Agreement dated as of August 12, 2005.

10.5	Deed Poll Indemnity of Ingersoll-Rand plc, an Irish public limited company, as to the directors, secretary and officers and senior executives of Ingersoll-Rand plc and the directors and officers of Ingersoll-Rand plc’s subsidiaries.

10.6	Deed Poll Indemnity of Ingersoll-Rand Company Limited, a Bermuda company, as to the directors, secretary and officers and senior executives of Ingersoll-Rand plc and the directors and officers of Ingersoll-Rand plc’s subsidiaries.

10.7	Ingersoll-Rand Company Incentive Stock Plan of 1995 (amended and restated effective July 1, 2009).

10.8	Ingersoll-Rand plc Incentive Stock Plan of 1998 (amended and restated as of July 1, 2009).

10.9	IR Executive Deferred Compensation Plan (as amended and restated effective July 1, 2009).

10.10	IR Executive Deferred Compensation Plan II (as amended and restated effective July 1, 2009).

10.11	IR-plc Director Deferred Compensation and Stock Award Plan (as amended and restated effective July 1, 2009).

10.12	IR-plc Director Deferred Compensation and Stock Award Plan II (as amended and restated effective July 1, 2009).

10.13	Ingersoll-Rand Company Supplemental Employee Savings Plan (amended and restated effective July 1, 2009).

10.14	Ingersoll-Rand Company Supplemental Employee Savings Plan II (effective January 1, 2005 and amended and restated through July 1, 2009).

10.15	Ingersoll-Rand plc Incentive Stock Plan of 2007 (amended and restated as of July 1, 2009).

10.16	Ingersoll Rand plc Incentive Stock Plan of 2007—Rules for the Grant of Options to Participants in France (as amended and restated effective July 1, 2009).

10.17	Trane Inc. 2002 Omnibus Incentive Plan (restated to include all amendments through July 1, 2009).

10.18	Trane Inc. Stock Incentive Plan (restated to include all amendments through July 1, 2009).

10.19	Trane Inc. Deferred Compensation Plan (as amended and restated as of July 1, 2009, except where otherwise stated).

10.20	Trane Inc. Supplemental Savings Plan (restated to include all amendments through July 1, 2009).

10.21	First Amendment to the Ingersoll-Rand Company Supplemental Pension Plan, dated as of July 1, 2009.

10.22	First Amendment to the Ingersoll-Rand Company Supplemental Pension Plan II, dated as of July 1, 2009.

10.23	Amendment to the Ingersoll-Rand Company Management Incentive Unit Plan, dated as of July 1, 2009.

10.24	Second Amendment to the Ingersoll-Rand Company Elected Officer Supplemental Program, dated as of July 1, 2009.

10.25	First Amendment to the Ingersoll-Rand Company Elected Officer Supplemental Program II through July 1, 2009.

10.26	Second Amendment to the Ingersoll-Rand Company Estate Enhancement Program, dated as of July 1, 2009.

99.1	Press Release dated July 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND PLC

DATE: July 1, 2009	By:	/s/ Patricia Nachtigal
Patricia Nachtigal
Senior Vice President and General Counsel